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                                                                      EXHIBIT 11



                               THE O'GARA COMPANY



           COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER COMMON SHARE



        YEAR ENDED DECEMBER 31, 1995 AND SIX MONTHS ENDED JUNE 30, 1996



                                      PRO FORMA
                                   WEIGHTED AVERAGE
                                   NUMBER OF COMMON                              PRO FORMA
                                        SHARES             PRO FORMA        EARNINGS (LOSS) PER
                                     OUTSTANDING       NET INCOME (LOSS)       COMMON SHARE
                                   ----------------    -----------------    -------------------
Year Ended December 31, 1995:
Shares outstanding January 1,
  1995...........................      3,568,008          $        --             $    --
Weighted average shares issued
  during the period (922,370
  shares)........................        833,492                   --                  --
Newly issued shares necessary to
  fund payment of certain
  indebtedness and AAA
  distributions (1,693,500 shares
  at $11.51 per share estimated
  net proceeds to fund
  $19,497,395)...................      1,693,500                   --                  --
Pro forma net loss...............             --             (363,080)                 --
                                       ---------             --------                ----
                                       6,095,000          $  (363,080)            $ (0.06)
                                       =========             ========                ====
Six Months Ended June 30, 1996:
Shares outstanding December 31,
  1995...........................      4,490,383          $        --             $    --
Dilutive stock options
  outstanding....................        121,463                   --                  --
Newly issued shares necessary to
  fund payment of certain
  indebtedness and AAA
  distributions (1,990,311 shares
  at $11.51 per share estimated
  net proceeds to fund
  $22,914,605)...................      1,990,311                   --                  --
Pro forma net income.............             --            2,670,970                  --
                                       ---------             --------                ----
                                       6,602,157          $ 2,670,970             $  0.40
                                       =========             ========                ====


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NOTE: Due to the pro forma net loss for the year ended December 31, 1995, stock options are not included as they would be anti-dilutive.